SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                       Securities Exchange Act of 1934
                          [Amendment No. _________]

Filed by the Registrant _X_
Filed by a Party other than the Registrant ___

Check the appropriate box:

___  Preliminary Proxy Statement
___ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
_X_  Definitive Proxy Statement
___  Definitive Additional Materials
___  Soliciting Material Pursuant to Section 240.14a-11(c) or
     Section 240.14a-12

                        RETIREMENT CARE ASSOCIATES, INC.
                (Name of Registrant as Specified in Its Charter)

                        RETIREMENT CARE ASSOCIATES, INC.
                   (Name of Person(s) Filing Proxy Statement)
PAGE

                        RETIREMENT CARE ASSOCIATES, INC.
                       6000 LAKE FORREST DRIVE, SUITE 200
                            ATLANTA, GEORGIA  30328
                                 (404) 255-7500

                     NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD JULY 10, 1997

TO THE SHAREHOLDERS OF RETIREMENT CARE ASSOCIATES, INC.:

     NOTICE HEREBY IS GIVEN that the Annual Meeting of Shareholders of Retirement Care Associates, Inc., a Colorado corporation, will be held at the Company's office at 6000 Lake Forrest Drive, Suite 200, Atlanta, Georgia 30328, on Thursday, July 10, 1997, at 1:00 p.m., Eastern Time, and at any and all adjournments thereof, for the purpose of considering and acting upon the following matters.

     1. The election of five (5) Directors of the Company to serve until the next Annual Meeting of Shareholders and until their successors have been duly elected and qualified.

     2. The approval of an amendment to the Company's 1993 Stock Option Plan to increase the total number of shares which may be issued upon the exercise of options granted under the Plan from 1,682,625 shares to 2,182,625 shares; and

     3. The transaction of such other business as may properly come before the meeting or any adjournment thereof.

     Only holders of the $.0001 par value Common Stock and Series AA Convertible Preferred Stock of the Company of record at the close of business on June
6, 1997, will be entitled to notice of and to vote at the Meeting or at any adjournment or adjournments thereof. The proxies are being solicited by the Board of Directors of the Corporation.

     All shareholders, whether or not they expect to attend the Annual Meeting of Shareholders in person, are urged to sign and date the enclosed Proxy and return it promptly in the enclosed postage-paid envelope which requires no additional postage if mailed in the United States. The giving of a proxy will not affect your right to vote in person if you attend the Meeting.

                              BY ORDER OF THE BOARD OF DIRECTORS

                              CHRIS BROGDON, PRESIDENT

Atlanta, Georgia
June 6, 1997

                          RETIREMENT CARE ASSOCIATES, INC.
                        6000 LAKE FORREST DRIVE, SUITE 200
                              ATLANTA, GEORGIA  30328
                                  (404) 255-7500
                          ______________________________

                                  PROXY STATEMENT
                          ______________________________

                          ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD JULY 10, 1997

                               GENERAL INFORMATION

     The enclosed Proxy is solicited by and on behalf of the Board of Directors of Retirement Care Associates, Inc., a Colorado corporation (the "Company"), for use at the Company's Annual Meeting of Shareholders to be held at the Company's office at 6000 Lake Forrest Drive, Suite 200, Atlanta, Georgia 30328, on Thursday, July 10, 1997, at 1:00 p.m., Eastern Time, and at any adjournment thereof. It is anticipated that this Proxy Statement and the accompanying Proxy will be mailed to the Company's shareholders on or about June 10, 1997.

     Any person signing and returning the enclosed Proxy may revoke it at any time before it is voted by giving written notice of such revocation to the Company, or by voting in person at the Meeting. The expense of soliciting proxies, including the cost of preparing, assembling and mailing this proxy material to shareholders, will be borne by the Company. It is anticipated that solicitations of proxies for the Meeting will be made only by use of the mails; however, the Company may use the services of its Directors, Officers and employees to solicit proxies personally or by telephone, without additional salary or compensation to them. Brokerage houses, custodians, nominees and fiduciaries will be requested to forward the proxy soliciting materials to the beneficial owners of the Company's shares held of record by such persons, and the Company will reimburse such persons for their reasonable out-of-pocket expenses incurred by them in that connection.

     All shares represented by valid proxies will be voted in accordance therewith at the Meeting.

     The Company's Annual Report for the year ended June 30, 1996, is being simultaneously mailed to the Company's shareholders, but does not constitute part of these proxy soliciting materials.

                     SHARES OUTSTANDING AND VOTING RIGHTS

     All voting rights are vested exclusively in the holders of the Company's $.0001 par value Common Stock and Series AA Convertible Preferred Stock. Each share of Common Stock and Series AA Convertible Preferred Stock entitles the holder to one (1) vote. Only shareholders of record at the close of business on June 6, 1997, are entitled to notice of and to vote at the Meeting or any adjournment thereof. On June 6, 1997, the Company had 14,381,947 shares of its $.0001 par value Common Stock and 180,000 shares of Series AA Convertible Preferred Stock outstanding. Cumulative voting in the election of Directors is not permitted.

     A majority of the Company's outstanding Common and Preferred Stock, considered as a single class, represented in person or by proxy shall constitute a quorum at the Meeting.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the number and percentage of shares entitled to vote owned beneficially, as of June 6, 1997, by any person, who is known to the Company to be the beneficial owner of 5% or more of the Company's Common and Preferred Stock, considered as a single class, and, in addition, by each Director of the Company and by all Directors and Officers of the Company as a group. Information as to beneficial ownership is based upon statements furnished to the Company by such persons.

   NAME AND ADDRESS              AMOUNT OF BENEFICIAL          PERCENTAGE
  OF BENEFICIAL OWNER                 OWNERSHIP                 OF CLASS
------------------------         --------------------          ----------
Chris Brogdon                      2,835,275 <FN1>                19.0%
Suite 200
6000 Lake Forrest Drive
Atlanta, GA  30328

Edward E. Lane                     2,673,941 <FN2>                17.9%
Suite 200
6000 Lake Forrest Drive
Atlanta, GA  30328

Darrell C. Tucker                    655,664 <FN3>                 4.4%
Suite 200
6000 Lake Forrest Drive
Atlanta, GA  30328

Julian S. Daley                       46,243 <FN4>                 0.3%
805 Edgewater Trail
Atlanta, GA  30328

Harlan Mathews                        10,000 <FN5>                 0.1%
420 Hunt Club Road
Nashville, TN  37221

Connie Brogdon                     2,835,275 <FN6>                19.0%
Suite 200
6000 Lake Forrest Drive
Atlanta, GA  30328

All Officers and Directors         6,221,123                      39.7%
as a Group (5 Persons)
_________________________

<FN1>
Includes 927,948 shares of Common Stock owned by Mr. Brogdon; 1,266,031 shares of Common Stock owned by Mr. Brogdon's wife, Connie Brogdon; 1,159 shares of Common Stock held by Mr. Brogdon's daughter; 245,731 shares of Common Stock which represents 50% of the shares held by Winter Haven Homes, Inc. of which Mr. Brogdon's wife, Connie Brogdon, is a 50% owner; and 394,406 shares underlying stock options held by Mr. Brogdon.



                               -2-

<FN2>
Includes 2,033,804 shares of Common Stock owned by Mr. Lane; 245,731 shares of Common Stock which represents 50% of the shares held by Winter Haven Homes, Inc. of which Mr. Lane is a 50% owner; and 394,406 shares underlying stock options held by Mr. Lane.
<FN3>
Includes 370,128 shares of Common Stock owned by Mr. Tucker, 12,268 shares held by Mr. Tucker's wife, and 268,268 shares underlying stock options held by Mr. Tucker.
<FN4>
Includes 1,603 shares held directly by Mr. Daley, 12,497 shares held by Mr. Daley's wife, 67 shares held by a partnership, and 32,076 shares underlying stock options held by Mr. Daley.
<FN5>
Represents 10,000 shares underlying stock options held by Mr. Mathews.
<FN6>
Includes 1,266,031 shares of Common Stock owned by Connie Brogdon; 927,948 shares of Common Stock owned by Mrs. Brogdon's husband, Chris Brogdon; 1,159 shares of Common Stock held by Mrs. Brogdon's daughter; 245,731 shares of Common Stock which represents 50% of the shares held by Winter Haven Homes, Inc., of which Connie Brogdon is a 50% owner; and 394,406 shares underlying stock options held by her husband.

                              ELECTION OF DIRECTORS

     The Bylaws currently provide for a Board of Directors of five (5) members. The Board of Directors recommends the election as Directors of the five (5) nominees listed below, to hold office until the next Annual Meeting of Shareholders and until their successors are elected and qualified or until their earlier death, resignation or removal. Each member of the present Board of Directors has been nominated for reelection. The persons named as "Proxies" in the enclosed form of Proxy will vote the shares represented by all valid returned proxies in accordance with the specifications of the shareholders returning such proxies. If at the time of the Meeting any of the nominees named below should be unable to serve, which event is not expected to occur, the discretionary authority provided in the Proxy will be exercised to vote for such substitute nominee or nominees, if any, as shall be designated by the Board of Directors.

     The following table sets forth the name and age of each nominee for Director, indicating all positions and offices with the Company presently held, and the period during which each person has served as a Director:

                                     POSITIONS AND OFFICES HELD
       NAME           AGE             AND TERM AS A DIRECTOR
       ----           ---            --------------------------
Chris Brogdon         48     President and a Director since October 1991
Edward E. Lane        61     Secretary and a Director since October 1991
Darrell C. Tucker     39     Treasurer since November 1993, and a Director
                             since November 1991
Julian S. Daley       70     Director since November 1993
Harlan Mathews        70     Director since July 1996

     There is no family relationship between any Director or Executive Officer of the Company.

     The Company has no Nominating Committee, but does have a Compensation Committee and an Audit Committee.

     The Compensation Committee consists of Julian S. Daley and Harlan Mathews. The Compensation Committee reviews the compensation arrangements for each of the Company's Executive Officers and makes recommendations to the Board of Directors. This Committee held one (1) meeting during the fiscal year ended June 30, 1996.

     The Audit Committee consists of Julian S. Daley and Harlan Mathews. The Audit Committee reviews audit plans, reports on material changes in accounting principles and audit reports. This Committee held one meeting during the fiscal year ended June 30, 1996.

     Set forth below are the names of all Directors, Nominees for Director and Executive Officers of the Company, all positions and offices with the Company held by each such person, the period during which he has served as such, and the principal occupations and employment of such persons during at least the last five years:

     CHRIS BROGDON - PRESIDENT AND A DIRECTOR. Mr. Brogdon has served as President and a Director of the Company since October 1991. He also served as Treasurer of the Company from October 1991, to November 1993. He served as Secretary of Capitol Care from October 1990, until it was merged into the Company in November 1992, and now serves in these same capacities with Capitol Care. Mr. Brogdon has been involved in financing and operating nursing homes and retirement communities since 1982. From 1969 until 1982, Mr. Brogdon was employed in the securities business as a retail salesman. Mr. Brogdon attended Georgia State University in Atlanta, Georgia. Since March 1987, Mr. Brogdon has been Secretary/Treasurer of Winter Haven Homes, Inc. ("WHH") and since August 1990, he has been Secretary/Treasurer of National Assistance Bureau, Inc. ("NAB"). Both WHH and NAB are engaged in the business of owning and operating nursing homes and retirement communities. These two companies either own or operate pursuant to long-term leases with options to purchase, or are the sole or managing general partner of limited partnerships that own or lease, a total of five properties. Mr. Brogdon also serves as a Director and Chairman of the Board of Contour Medical, Inc., a publicly-held company, of which the Company is a majority shareholder. He is also a Director of In-House Rehab Corporation, a publicly-held company of which the Company is a minority shareholder which provides physical, speech and occupational therapy services to nursing home and other long-term care providers. Mr. Brogdon is also a Director and Chairman of the Board of NewCare Health Corporation, a publicly-held company which provides senior residential care services, primarily as an operator of long-term care facilities.

     EDWARD E. LANE - SECRETARY AND A DIRECTOR. Mr. Lane has served as Secretary and a Director of the Company since October 1991. Mr. Lane attended the University of Iowa from 1954 to 1958. From 1961 until 1968, he was self-employed as Gene Lane & Associates where he was engaged in industrial financing with municipal tax exempt bonds. From 1968 until 1971, he was employed by the investment banking firm of Johnson, Lane, Space, Smith & Co. in Atlanta, Georgia. From 1972 until 1984, he was self-employed as Gene Lane & Associates where he was involved with private investment banking principally in the areas of municipal and industrial finance. In 1984, he was involved in the creation of the full service investment banking firm of Lane, McNally & Jackson where he was a principal until the firm was sold and merged into Bay City Securities, Inc. in 1987. In 1988, Mr. Lane co-founded Winter Haven Homes, Inc. to acquire defaulted retirement centers and nursing homes. Mr. Lane also serves as President and a Director of Gordon Jensen Health Care Association, Inc., a nonprofit corporation that owns eight nursing homes and personal care facilities and National Assistance Bureau, Inc., a nonprofit corporation that owns two health care facilities. Mr. Lane is also a Director of Contour Medical, Inc., a publicly-held company, of which the Company is a majority shareholder.

     DARRELL C. TUCKER - TREASURER AND A DIRECTOR. Mr. Tucker has been a Director of the Company since November 1991, and Treasurer since November 1993. Mr. Tucker has also served as President of the Company's Capitol Care subsidiary since November 1992. He also served as President of Capitol Care from October 1990, until it was merged into the Company in November 1992.
From July 1990 to October 1990, he was a consultant to Winter Haven Homes, Inc., an affiliate of the Company. From September 1988, to July 1990, he was a risk manager for Pruitt Corporation where he was involved in insurance management for 30 long-term health care facilities. From April 1987 to August 1988, he was Chief Financial Officer for Allgood Health Care, Inc. which managed 12 nursing home facilities. Mr. Tucker received a Bachelors Degree in Accounting from the University of Georgia in 1980. Mr. Tucker is also a Director of Contour Medical, Inc., a publicly-held company, of which the Company is a majority shareholder.

     JULIAN S. DALEY - DIRECTOR.  Mr. Daley has been a Director of the
Company since November 1993. Since 1975, he has been a real estate broker and developer in Atlanta, Georgia. From 1969 to 1975, he was engaged in financial analysis of companies in the Southeastern United States for Reynolds Securities, Inc. (1969 to 1974) and Fundamental Service Corporation (1974 to
1975).
From 1950 to 1969, he was a senior financial analyst with Courts & Co. in Atlanta, Georgia. Mr. Daley received a B.B.A. Degree from the University of Georgia in 1950.

     HARLAN MATHEWS - DIRECTOR. Mr. Mathews has been a Director of the Company since July 1996. Since 1994 he has been a partner in the law firm of Farris, Mathews, Gilman, Branan & Hellen, P.L.C., in Nashville, Tennessee. From 1993 to 1994, he served as a United States Senator from the State of Tennessee. From 1987 to 1993, he was Deputy to the Governor of Tennessee and Cabinet Secretary. From 1974 to 1987, Mr. Mathews was Treasurer of the State of Tennessee. He received a Bachelor's Degree in Business from Jacksonville State University in Alabama in 1949 and a Master's Degree in Public Administration from Vanderbilt University in 1950. Mr. Mathews received a law degree from the Nashville School of Law in 1962. Mr. Mathews currently serves as a Director of Murray Guard, Inc., and NewCare Health Corporation, which are publicly-held companies.

     The Company's Board of Directors held six (6) meetings during the year ended June 30, 1996. Each Director attended at least 75% of the aggregate number of meetings held by the Board of Directors and its Committees during the time each such Director was a member of the Board or of any Committee of the Board.

     The Company's executive officers hold office until the next annual meeting of directors of the Company, which currently is scheduled for July 10, 1997. There are no known arrangements or understandings between any director or executive officer and any other person pursuant to which any of the above-named executive officers or directors was selected as an officer or director of the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based solely on a review of Forms 3 and 4 and amendments thereto furnished to the Company during its most recent fiscal year, and Forms 5 and amendments thereto furnished to the Company with respect to its most recent fiscal year and certain written representations, the following persons who were either a director, officer or beneficial owner of more than 10% of the Company's Common

Stock, failed to file on a timely basis reports required by Section 16(a) of the Exchange Act during the most recent fiscal year: Chris Brogdon and Connie Brogdon (a greater than 10% shareholder) each filed one Form 5 late which reported six late Form 4 transactions, filed one Form 4 late reporting two transactions, and reported three transactions late by amendments to the Form 4 filings. Edward E. Lane filed one Form 5 late which reported six late Form 4 transactions, and reported three transactions late by amendments to Form 4 filings. Darrell C. Tucker, Michael P. Traba (a former Director) and Julian
S. Daley each filed one Form 4 late reporting one transaction.

                              EXECUTIVE COMPENSATION

     The following table sets forth information regarding the executive compensation for Retirement Care's President and each other Executive Officer who received compensation in excess of $100,000 for the fiscal years ended June 30, 1996, 1995 and 1994:

                                  SUMMARY COMPENSATION TABLE

                                                          LONG-TERM
COMPENSATION
                        ANNUAL COMPENSATION               AWARDS
PAYOUTS
                    --------------------------------
---------------------------
                                                                 SECURI-
                                                                 TIES
                                                                 UNDERLY-
                                             OTHER    RE-        ING
  ALL
                                             ANNUAL   STRICTED   OPTIONS/
  OTHER
NAME AND PRINCIPAL                           COMPEN-  STOCK      SARs     LTIP
  COMPEN-
     POSITION       YEAR  SALARY    BONUS    SATION   AWARD(S)   (NUMBER)
PAYOUTS SATION
------------------  ----  --------  -----    ------   --------   --------
------- -------
Chris Brogdon,      1996  $171,000  -0-       -0-      -0-      105,000
-0-       -0-
 President          1995  $ 90,000  -0-       -0-      -0-        -0-
-0-       -0-
                    1994  $ 30,000  -0-       -0-      -0-      289,406
-0-       -0-

Darrell C. Tucker,  1996  $234,103  -0-      $14,400   -0-       52,500
-0-     $2,000
 Treasurer                                   <FN1>
    <FN2>
                    1995  $160,000  -0-      $ 6,000   -0-        -0-
-0-     $  665
                                             <FN1>
    <FN2>
                    1994  $120,000  $20,000  $ 6,000   -0-      115,764
-0-     $  600
                                             <FN1>
    <FN2>
Edward E. Lane,     1996  $180,000  -0-       -0-      -0-      105,000
-0-       -0-
 Secretary
_____________________

<FN1>
Represents an automobile allowance paid to Mr. Tucker.
<FN2>
Represents amounts paid for a term life insurance policy for Mr. Tucker.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth certain information concerning individual grants of stock options made to each of the Executive Officers named above during the fiscal year ended June 30, 1996:

POTENTIAL

REALIZABLE
                                                                     VALUE AT
ASSUMED
                                                                       ANNUAL
RATES
                                                                      OF STOCK
PRICE

APPRECIATION FOR
                                 INDIVIDUAL GRANTS                   OPTION
TERM<FN1>
                   ----------------------------------------------
------------------
                   NUMBER OF
                   SECURITIES   % OF TOTAL
                   UNDERLYING  OPTIONS/SARs
                    OPTIONS/    GRANTED TO    EXERCISE     EXPIR-
                     SARs      EMPLOYEES IN    OR BASE     ATION
      NAME         GRANTED(#)  FISCAL YEAR   PRICE($/SH)   DATE       5%($)
10%($)
      ----         ----------  ------------  -----------   ------    -------
------
Chris Brogdon      105,000        24.3%        $9.762     11/03/00  $283,191
$625,778
Darrell C. Tucker   52,000        12.2%        $9.762     11/03/00  $141,596
$312,889
Edward E. Lane     105,000        24.3         $9.762     11/03/00  $283,191
$625,778
______________

<FN1>
Gains are reported net of the option exercise price, but before taxes associated with exercise. These amounts represent assumed rates of appreciation only. Actual gains, if any, on stock option exercise are dependent on the future performance of the RCA
Common Stock as well as the option holder's continued employment. The amounts reflected in t his table may not necessarily be achieved.

               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

     The following table sets forth information as to the value of stock options held by the Executive Officers named above as of June 30, 1996. None of these Executive Officers exercised any options during the year ended June 30, 1996.

                             SECURITIES             VALUE OF
                             UNDERLYING           UNEXERCISED
                             UNEXERCISED          IN-THE-MONEY
                               OPTIONS            OPTIONS/SARs
                            SARs AT FY-END         AT FY-END
                             EXERCISABLE/         EXERCISABLE/
      NAME                  UNEXERCISABLE         UNEXERCISABLE
-----------------           --------------        --------------
Chris Brogdon                394,406 / 0          $1,968,586 / 0
Darrell C. Tucker            168,264 / 0          $  800,444 / 0
Edward E. Lane               394,406 / 0          $1,968,586 / 0

     Effective July 1, 1995, Mr. Tucker entered into a two year employment agreement which will continue on a year-to-year basis thereafter unless either party decides to terminate prior to an annual renewal. Pursuant to the agreement he will receive an annual salary of $220,000 during the first year, $245,000 during the second year, and his salary will increase by 10% per year thereafter. Mr. Tucker also receives a $1,200 per month automobile allowance, a $1,000,000 term life insurance policy paid for by the Company, and full family health insurance paid for by the Company. He is also entitled to receive options to purchase 50,000 shares of common stock under the Company's stock option plan each year. However, such options will only be granted in years in which the Company increases its profits over the previous year's profit. Mr. Tucker has agreed that during the term of his employment, and for a period of two years thereafter he will not engage in the business of, or be employed by a business entity engaged in, the management of health care facilities in the areas in which the Company does business. Mr. Tucker has also agreed not to disclose any confidential information or trade secrets of the Company which he may acquire during the course of his employment.

     Until January 1, 1994, Edward E. Lane and Chris Brogdon received no salaries for their services as Officers of the Company and they received no other compensation, directly or indirectly, from the Company. Messrs. Lane and Brogdon have received compensation from Winter Haven Homes, Inc., which owns or controls three of the facilities which are currently managed by the Company. Some of this compensation is in the form of financial advisory fees which are earned by Messrs. Lane and Brogdon in connection with the financing related to the ownership of these facilities and the rest of the compensation is related to the fees derived by Winter Haven from its ownership and operation of the facilities.

     Effective January 1, 1994, Edward E. Lane and Chris Brogdon each received a salary of $60,000 per year for their services as Officers of the Corporation. Effective January 1, 1995, their salaries were each increased to $120,000 per year. Effective January 1, 1996, their salaries were each increased to $240,000 per year.

COMPENSATION OF DIRECTORS

     Commencing in the year ended June 30, 1994, outside Directors of the Company received $1,000 for each Board meeting attended. Effective July 1, 1996, outside Directors receive $500 per month. In addition, Directors are entitled to receive reimbursement for reasonable out-of-pocket expenses incurred by them in attending meetings of the Board of Directors.

STOCK OPTION PLAN

     In December, 1993, the Company's Board of Directors adopted the Company's 1993 Stock Option Plan (the "1993 Plan"). The 1993 Plan allows the
Board to grant stock options from time to time to employees, officers and directors of the Company and consultants to the Company. The Board has the power to determine at the time the option is granted whether the option will be an Incentive Stock Option (an option which qualifies under Section 422 of the Internal Revenue Code of 1986) or an option which is not an Incentive Stock Option. However, Incentive Stock Options will only be granted to persons who are key employees of the Company. Vesting provisions are determined by the Board at the time options are granted. The option price must be satisfied by the payment of cash. The total number of shares of Common Stock subject to options under the 1993 Plan currently may not exceed 1,682,625, subject to adjustment in the event of certain recapitalizations, reorganizations and similar transactions. However, the Board of Directors has adopted an amendment to the 1993 Plan to increase the number of shares which may be issued upon the exercise of options granted under the 1993 Plan to 2,182,625, subject to shareholder approval of this amendment.

     The Board of Directors may amend the 1993 Plan at any time, provided that the Board may not amend the 1993 Plan to materially increase the number of shares available under the 1993 Plan, materially increase the benefits accruing to Participants under the 1993 Plan, or materially change the eligible class of employees without shareholder approval.

     As of June 30, 1996, options to purchase 1,498,368 shares of Common Stock were outstanding under the 1993 Plan to purchase exercisable at prices ranging from $4.647 to $10.238 per share. The exercise prices of all of the options granted under the 1993 Plan are at least equal to the market value of the Company's Common Stock on the date of grant.

     Included in options granted on December 14, 1993, are non-qualified stock options granted to Chris Brogdon and Edward E. Lane, Officers and Directors of the Company, to purchase 289,406 shares each; an incentive stock option granted to Darrell C. Tucker, an Officer and Director of the Company, to purchase 115,764 shares; and non-qualified stock options granted to Michael
P. Traba, a former Director, and Julian S. Daley, a Director of the Company, to purchase 11,576 shares each. These options are exercisable at $4.647 per share. Included in options granted on November 3, 1995, are non-qualified stock options granted to Chris Brogdon and Edward E. Lane to purchase 105,000 shares each; to Darrell C. Tucker to purchase 52,500 shares; and to Michael P.
Traba and Julian S. Daley to purchase 10,500 shares each.   These options are
exercisable at $9.762 per share.

     In July 1996, the Company granted non-qualified stock options to Julian
S. Daley and Harlan Mathews each to purchase 10,000 shares of common stock at $8.875 per share. In addition, the Company granted non-qualified stock options to Darrell C. Tucker to purchase 100,000 shares, and to two employees to purchase an aggregate of 125,000 shares, at an exercise price of $8.50 per share. The grant of the options exercisable at $8.50 per share is contingent on shareholder approval of the increase in the number of shares covered by the 1993 Plan.

EMPLOYEE RETIREMENT PLAN

     During the year ended June 30, 1996, the Company established a defined contribution retirement plan. Employees qualify for the plan upon the completion of three months of service with the Company and reaching the age of twenty-one. Company contributions to the plan represent a matching percentage of certain employee contributions. The matching percentage is subject to management's discretion based upon consolidated financial performance. For the year ended June 30, 1996, the Company did not make any contributions to the plan.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Company's Compensation Committee has not yet established any general policies with respect to compensation of the Company's executive officers, but intends to establish such policies if the Company's proposed merger involving Sun Healthcare Group, Inc. is not completed.

     Until January 1, 1994, the Company's President, Chris Brogdon, and Edward E. Lane, the Company's Secretary, received no salary. Effective on that date, each of these persons began receiving an annual salary of $60,000. On January 1, 1995, their annual salaries were increased to $120,000, and on January 1, 1996, their salaries were increased to $240,000 per year. This level of salary is considered to be appropriate in light of the amount of time and energy devoted to the Company's business by these persons as well as their increased responsibilities resulting from the Company's rapid growth and its listing on the New York Stock Exchange. Such salaries were not based on any performance criteria.

     In addition to the above-mentioned salaries, Chris Brogdon and Edward E. Lane have each been granted non-qualified stock options to purchase up to 394,406 shares of Common Stock under the Company's 1993 Stock Option Plan. The Compensation Committee believes that these options provide substantial incentives to these persons to work toward the Company's long-term success.

     The salary level of Darrell C. Tucker, the President of the Company's principal subsidiary, during the last fiscal year was determined by an employment agreement entered into in July 1995. This employment agreement provides that Mr. Tucker will receive $220,000 in the first year, $245,000 in the second year, and 10% annual increases thereafter. The Compensation Committee did not separately review the terms of this employment agreement in advance, but believes that they are reasonable given the level of responsibilities held by Mr. Tucker as President of this subsidiary.

                             Compensation Committee:

                                 Julian S. Daley
                                 Harlan Mathews

STOCKHOLDER RETURN PERFORMANCE PRESENTATION

     The performance graph shown below was prepared using data prepared by Carl Thompson & Associates, Inc. As required by applicable rules of the SEC, the graph was prepared based upon the following assumptions:

     1. $100 was invested in Common Stock, the S&P 500 Composite Index and the Peer Group (as defined below) on June 30, 1993.

     2. Peer Group investment is weighted based on the market capitalization of each individual company within the Peer Group at the beginning of each year.

     3.   Dividends are reinvested on the ex-dividend dates.

     The companies that comprise the Company's Peer Group are as follows:
Beverly Enterprises, Inc., Sun Healthcare Group, Inc., Mariner Health Group, Inc., Evergreen Healthcare, Inc., Forum Group, Inc., Genesis Health Ventures, Inc., Grancare, Inc., Hillhaven Corp., Horizon/CMS Healthcare Corp., Living Centers of America, Inc. and Summit Care Corp. (collectively, the "Peer Group").

                        RETIREMENT CARE ASSOCIATES, INC.

                  COMPARATIVE FIVE-YEAR CUMULATIVE TOTAL RETURNS
                        RETIREMENT CARE ASSOCIATES, INC.
                         S&P 500 INDEX AND PEER GROUP
                   (Performance results through June 30, 1996)


             [STOCK PERFORMANCE GRAPH INSERTED HERE]



                       6/30/93    6/30/94   6/30/95   6/30/96
                       -------    -------   -------   -------
Retirement Care
 Associates, Inc.      $100.00    $552.59   $928.61   $894.31
Peer Group             $100.00    $200.64   $191.59   $216.81
S&P 500 Total
Return                 $100.00    $ 98.61   $120.91   $148.85

                  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Board of Directors of the Company is of the opinion that, even though the transactions described below were not the result of arms'-length negotiations, the terms of each of these transactions were at least as favorable to the Company as could have been obtained from unaffiliated parties. All ongoing and future transactions with affiliates will be on terms no less favorable than those which could be obtained from unaffiliated parties.

     The Company has agreements to provide management and accounting services for nursing homes and personal care facilities which are owned or controlled by entities which are owned or controlled by Officers, Directors and principal shareholders of the Company. As of October 17, 1996, the Company had agreements to manage 2 facilities owned or controlled by Winter Haven Homes, Inc.
("Winter Haven"); 8 facilities owned or controlled by Gordon Jensen Health Care Associates, Inc. ("Gordon Jensen"); 2 facilities owned or controlled by National Assistance Bureau, Inc. ("NAB"); one facility owned by Southeastern Cottages, Inc. ("SCI"); and 2 facilities owned by Chamber Health Care Society,
Inc. ("Chamber").   The Company previously managed a facility owned by Senior
Care, Inc. ("Senior Care"). Winter Haven is owned by a corporation which is owned 50% by Edward E. Lane, an Officer and Director of the Company, and 50% by Connie Brogdon, the wife of an Officer and Director of the Company. Gordon Jensen is a non-profit corporation of which Edward E. Lane is President. NAB is also a non-profit corporation of which Edward E. Lane is President and Chris Brogdon is Secretary/Treasurer. Chamber and Senior Care are non-profit corporations. Edward E. Lane is President and a director of Chamber. SCI is a corporation owned 50% by Chris Brogdon and 50% by Edward E. Lane.

     The agreements to provide management and accounting services to the affiliated entities are for periods of five years but are cancelable upon 60 days' notice by either party. The agreements provide for monthly fees ranging from $1,000 to $24,000 per facility and expire in 1998. During the fiscal year ended June 30, 1996, these agreements resulted in revenue to the Company of $3,472,900.

     The Company currently manages 14 facilities owned or controlled by affiliates of the Company, and as part of its duties, the Company also manages the cash and pays the bills for these facilities. In doing so, the Company maintains a cash management system where the deposits of all properties are swept into an investment account daily. The Company also advances working capital to these properties when needed. At June 30, 1996, the aggregate amounts due from these entities were as follows: Winter Haven - $8,887,833; Gordon Jensen - $2,982,975; SCI - $679,144; NAB - $1,326,391; Chamber -
$336,857; Senior Care - $84,095; and other affiliates - $19,366. Subsequent to June 30, 1996, entities controlled by Winter Haven assumed the liabilities of NAB, SCI, Chamber and Senior Care.

     On October 14, 1996, Winter Haven sold two retirement facilities to the Company for their fair value, based on an independent appraisal, for a total purchase price of $19,200,000. These include the Jackson Oaks retirement facility in Jackson, Tennessee, which the Company previously leased, and the Cumberland Green retirement facility which the Company previously managed. The purchase prices for these facilities were $12,400,000 and $6,800,000, respectively. These facilities were acquired subject to total bond debt of $7,670,000, resulting in $11,530,000 due to Winter Haven, which was applied to eliminate the $11,214,320 owed to the Company by Winter Haven.

     On September 27, 1996, Gordon Jensen transferred 399,426 shares of the Company's Common Stock to the Company with a fair market value of $3,000,000 in exchange for the cancellation of its debt totaling $2,982,000. These shares were loaned to Gordon Jensen by Edward E. Lane, Chris Brogdon and Connie Brogdon.

     In February 1996, the Company purchased a 36-unit retirement facility known as Summers Landing-Cordele, from Gordon Jensen for $2,000,000.

     In May 1996, the Company leased the 60-bed Lake Forest Health Care Center from a partnership controlled by Winter Haven. The lease is for a period of 10 years at $25,000 per month.

     On June 30, 1996, the Company leased the 158-unit Jackson Oaks retirement facility from Winter Haven for a period of 15 years. The Company paid
Winter Haven $50,000 per month under this lease. As noted above, Winter Haven subsequently sold this facility to the Company in October 1996 to retire a portion of its debt to the Company.

     On September 1, 1996, the Company leased the 58-unit Summer's Landing-Douglas facility from Gordon Jensen. The Company paid $300,000 to Gordon
Jensen on execution of the lease and is paying the debt service on an existing mortgage each month during the first year. During year two, there will be an additional payment of $500 per month; in year three - $750 per month; in year four - $1,000 per month; and in year five (and any extension of the lease) - $1,250 per month. The lease is for an initial term of five years, but the Company may extend the lease for additional terms of five years each.

     During the fiscal year ended June 30, 1996, the Company received fees of $150,000 from NAB in connection with locating financing for certain of its facilities.

     The Company has guaranteed the debts of two facilities owned by Winter Haven totaling approximately $6,000,000.

     On September 30, 1996, the Company leased the 101-unit (with 28 additional units under construction) retirement facility known as "The Renaissance
- Titusville" in Titusville, Florida from a partnership controlled by Winter Haven for a period of 10 years. The Company has the right to extend the lease for an additional five year term. The Company paid Winter Haven $1,500,000 on execution of the lease, and will pay monthly rent equal to 1.1 times the debt service requirements on the facility. For the purposes of this calculation, the principal debt will not exceed $6,000,000.

                       AMENDMENT TO 1993 STOCK OPTION PLAN

DESCRIPTION OF THE PLAN

     In December 1993, the Company's Board of Directors approved the establishment of a Stock Option Plan (the "1993 Plan") and the Company's shareholders approved the 1993 Plan in February 1994. The Board of Directors believes that the 1993 Plan advances the interests of the Company by encouraging and providing for the acquisition of an equity interest int he success of the Company by employees, officers, directors and consultants, and by providing additional incentives and motivation toward superior Company performance. The Board believes the 1993 Plan enables the Company to attract and retain the services of key employees, officers, directors and consultants upon whose judgment, interest and special effort the successful conduct of its operations is largely dependent.

     The 1993 Plan allows the Board to grant stock options from time to time to employees, officers and directors of the Company and consultants to the Company. The Board has the power to determine at the time the options is granted whether the option will be an Incentive Stock Option (an option which qualifies under Section 422 of the Internal Revenue Code of 1986) or an option which is not an Incentive Stock Option. However, Incentive Stock Options may only be granted to persons who are employees of the Company. Vesting provisions are determined by the Board at the time options are granted. Prior to the proposed amendment, the total number of shares of Common Stock subject to options under the 1993 Plan may not exceed 1,102,500, subject to adjustment in the event of certain recapitalization, reorganizations and similar transactions. The option price must be satisfied by the payment of cash.

     The Board of Directors may amend the 1993 Plan at any time, provided that the Board of Directors may not amend the 1993 Plan to materially increase the number of shares available under the 1993 Plan, materially increase the benefits accruing to Participants under the 1993 Plan, or materially change the eligible class of employees without shareholder approval.

SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES OF 1993 PLAN

     An employee, officer, director or consultant who has been granted a stock option under the 1993 Plan which is not an incentive stock option will not realize income tax and Retirement Care will not be entitled to a deduction at the time of grant. Upon exercise of such an option, the optionee will generally realize ordinary income in an amount measured by the excess, if any, of the fair market value of the shares on the date of exercise over the option price, and Retirement Care will be entitled to a corresponding compensation deduction.

     Upon exercise, Retirement Care may be required to withhold from the
employee's wages a tax on such income.   Upon a subsequent disposition of such
shares, the employee will realize short-term or long-term capital gain or loss, depending on whether the stock is held for more than one year after the date of exercise, with the basis for computing such gain or loss equal to the option price plus the amount of ordinary income realized upon exercise.

     An employee who has been granted a stock option which is an incentive stock option will not realize income tax at the time of grant. Upon exercise of an Incentive Stock Option, an employee will not ordinarily recognize income. However, the amount by which the fair market value of the option shares exceeds the purchase price is an item of tax preference for alternative minimum tax purposes in the year of exercise. In the year of sale or other taxable disposition of the shares acquired upon exercise of an incentive stock option, an employee will recognize ordinary income or a capital gain to the extent that the sale price exceeds the exercise price. However, the transaction will only qualify for treatment as a capital gain if the sale or disposition is later than (i) two years after the option is granted and (ii) one year after the option is exercised. Retirement Care receives no deduction at any time for Incentive Stock Options.

     The Tax Reform Act of 1986 repealed the exclusion for long-term capital gains of individuals after 1986. Long-term capital gains are taxed at a maximum rate of 28%.

     The foregoing summary is not intended to be a complete statement of the current federal income tax consequences of the grant and exercise of the options pursuant to the Plan, or of the disposition of shares acquired upon exercise of such options. Because of the complexities of the tax law, optionees are advised to consult their own tax advisers for further information regarding such consequences.

PROPOSED AMENDMENT

     On July 16, 1996, the Board of Directors voted, subject to shareholder approval, to increase the number of shares of Common Stock subject to options under the 1993 Plan from 1,682,625 to 2,182,625. The Board of Directors believes that the proposed increase is necessary in order for the Company to have sufficient flexibility to provide the amounts and types of incentives to its officers, employees, directors and consultants which are deemed necessary to encourage the Company's success.

     As of June 2, 1997, stock options granted under the 1993 Plan to purchase up to 1,690,073 shares of Common Stock are outstanding under the 1993 Plan, and options to purchase 113,896 shares of Common Stock have been exercised. (See "EXECUTIVE COMPENSATION" for additional information concerning these options.) Of these options, options to purchase 225,000 shares of
Common Stock are contingent on the approval of the amendment to the 1993 Plan.


NEW PLAN BENEFITS

     On July 16, 1996, subject to shareholder approval of the increase in the number of shares covered by the 1993 Plan, the Board of Directors approved stock options under the 1993 Plan to Executive Officers and employees of the Company indicated in the chart below:

                              DOLLAR VALUE
   NAME AND POSITION          ($) <FN1>         NUMBER OF UNITS
   -----------------          ------------      ---------------
Darrell C. Tucker,
 Treasurer                       $137,500           100,000

All Executive Officers           $137,500           100,000
 as a group <FN2>

All employees as a group,        $171,875           125,000
 excluding Executive
 Officers (2 persons)
____________________

<FN1>
The dollar value shown in this column was computed by multiplying the number of shares by the difference between the closing price of the Company's Common Stock, as reported on the New York Stock Exchange on June 2, 1997 ($10.125) and the exercise price ($8.75).
<FN2>
Other than Mr. Tucker, there were no executive officers or directors of the Company who received options under the 1993 Plan pending shareholder approval of this proposal.

VOTE REQUIRED; BOARD OF DIRECTORS RECOMMENDATIONS

     Approval of the amendment to the 1993 Plan requires the affirmative vote of a majority of the shares of Common Stock represented at the meeting. The Board of Directors recommends a vote FOR approval of the amendment to the 1993 Plan.

                             INDEPENDENT ACCOUNTANTS

     The independent accounting firm of Coopers & Lybrand L.L.P. audited the financial statements of the Company for the year ended June 30, 1996. No accounting firm has yet been selected for the fiscal year ended June 30, 1997, due to the proposed merger involving Sun Healthcare Group, Inc.

     A representative of Coopers & Lybrand L.L.P. has been invited to attend the meeting. If he attends he will have the opportunity to make a statement if he desires to do so and he is expected to be available to respond to appropriate questions.

     On February 12, 1996, the Company engaged Coopers & Lybrand L.L.P. as its independent accountants for the fiscal year ended June 30, 1996. Also on February 12, 1996, BDO Seidman, LLP was dismissed as the Company's independent accountants. BDO Seidman, LLP's reports on the financial statements for the fiscal years ended June 30, 1995, 1994 and 1993 contained no adverse opinion or disclaimer of opinion nor were they qualified as to uncertainty, audit scope or accounting principles. The Company's Audit Committee approved the decision to engage Coopers & Lybrand, L.L.P.

     In connection with the prior audits for the fiscal years ended June 30, 1995, 1994 and 1993, and during the interim period from June 30, 1995 to February 12, 1996, there were no disagreements with BDO Seidman, LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure other than the matter described in the following paragraph.

     During the fourth quarter of the fiscal year ended June 30, 1995, the Company realized approximately $4.5 million in cash from the purchase and resale of bonds associated with the acquisition of a distressed retirement facility in Florida. It was the Company's belief that the $4.5 million should be recorded as gain; however, personnel of BDO Seidman, LLP were of the opinion that the Company should not report the $4.5 million as income because they believed that the transaction was a refinancing of the property. The Company then treated the transaction as recommended by BDO Seidman, LLP. Individual members of the audit committee and the Board of Directors discussed this disagreement with BDO Seidman, LLP. The Company has authorized BDO Seidman, LLP to respond fully to the inquiries of Coopers & Lybrand, L.L.P. concerning the subject matter of this disagreement.

     The Company did not consult with Coopers & Lybrand, L.L.P. with regard to any matter concerning the application of accounting principles to any specific transactions, either completed or proposed, of the type of audit opinion that might be rendered with respect to the Company's financial statements.

                                  OTHER BUSINESS

     As of the date of this Proxy Statement, management of the Company was not aware of any other matter to be presented at the Meeting other than as set forth herein. However, if any other matters are properly brought before the Meeting, the shares represented by valid proxies will be voted with respect to such matters in accordance with the judgment of the persons voting them. A majority vote of the shares represented at the meeting is necessary to approve any such matters.

                                  ANNUAL REPORT

     The Company's Annual Report for the year ending June 30, 1996, accompanies this Proxy Statement. The Annual Report is not incorporated into this
Proxy Statement and is not to be considered part of the solicitation material.

                      DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS
                    FOR THE ANNUAL MEETING TO BE HELD IN JANUARY 1998

     Any proposal by a shareholder intended to be presented at the Company's Annual Meeting of Shareholders to be held in January 1998 must be received at the offices of the Company, 6000 Lake Forrest Drive, Suite 200, Atlanta, Georgia 30328, a reasonable amount of time before the Company begins to solicit proxies for that meeting in order to be included in the Company's proxy statement and proxy relating to that meeting.

                                    CHRIS BROGDON, PRESIDENT

Atlanta, Georgia
June 6, 1997

P R O X Y

                        RETIREMENT CARE ASSOCIATES, INC.

                  SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Chris Brogdon with the power to appoint his substitute, and hereby authorizes him to represent and to vote as designated below, all the shares of common stock of Retirement Care Associates, Inc. held of record by the undersigned on June 6, 1997, at the Annual Meeting of Shareholders to be held on July 10, 1997, or any adjournment thereof.

     1.   Election of Directors:

             [  ]  FOR all nominees listed below

             [  ]  FOR all nominees except as crossed out below:

                   Chris Brogdon                  Edward E. Lane
                   Darrell C. Tucker              Julian S. Daley
                   Harlan Mathews

[INSTRUCTION: To withhold authority to vote for any individual nominee, cross out that nominee's name above.]

     2. The approval of an amendment to the Company's 1993 Stock Options Plan to increase the total number of shares which may be issued upon the exercise of options granted under the Plan from 1,682,625 to 2,182,625.

            [ ]  FOR          [  ]  AGAINST         [  ]  ABSTAIN

     3. The transaction of such other business as may properly come before the meeting or any adjournment thereof.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

     SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AT THE MEETING IN ACCORDANCE WITH THE SHAREHOLDER'S SPECIFICATIONS ABOVE. THIS PROXY CONFERS DISCRETIONARY AUTHORITY IN RESPECT TO MATTERS NOT KNOWN OR DETERMINED AT THE TIME OF THE MAILING OF THE NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS TO THE UNDERSIGNED.

     The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders, Proxy Statement and Annual Report.


Dated:  __________________           _____________________________________
                                     Signature(s) of Shareholder(s)

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF RETIREMENT
CARE ASSOCIATES, INC.   PLEASE SIGN AND RETURN THIS PROXY IN THE ENCLOSED
PRE-ADDRESSED ENVELOPE. THE GIVING OF A PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.